EXHIBIT 2

Execution Version

LOCK-UP AGREEMENT

March 8, 2019

Reference is made to that certain Master Transaction Agreement, dated as of November 1, 2018 (the “Master Transaction Agreement”), by and among PS Spine HoldCo, LLC, a Delaware limited liability company, RTI Surgical, Inc., a Delaware corporation (“Parent”), Bears Holding Sub, Inc., a Delaware corporation (“Holdco”), and Bears Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Master Transaction Agreement.

As a material inducement to each of Parent, Holdco and Merger Sub to enter into the Master Transaction Agreement and to consummate the transaction contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

The undersigned hereby agrees not to, during the period commencing from the Closing and ending on the earlier of (x) the date that is one hundred eighty (180) days after the Closing Date and (y) the date on which Holdco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Holdco’s stockholders having the right to exchange their equity holdings in Holdco for cash, securities or other property (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Holdco Common Stock issued in respect of the Stock Consideration (the “Restricted Securities”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such swap or other arrangement is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by the undersigned (A) as a bona fide gift or gifts, (B) by will or intestate succession upon the death of the undersigned, (C) to any Permitted Transferee (as defined below), (D) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or (E) as a distribution to limited partners, stockholders, unitholders, members of or owners of similar equity interests in the undersigned; provided, however, that in any of cases (A), (B), (C), (D) or (E) it shall be a condition to such transfer that the transferee executes and delivers to Holdco an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the undersigned, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (I) the members of the undersigned’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouse and siblings), (II) any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (III) if the undersigned is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust or (IV) any affiliate of the undersigned. The undersigned further agrees to execute such agreements as may be reasonably requested by Holdco that are consistent with the foregoing or that are necessary to give further effect thereto.

If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, the undersigned acknowledges and agrees that such purported Prohibited Transfer shall be null and void ab initio, and that Holdco is entitled to refuse to recognize any such purported transferee of the Restricted Securities as one of its stockholders for any purpose. The undersigned further acknowledges and agrees that, in order to enforce the immediately preceding sentence, Holdco may impose stop-transfer instructions with respect to the Restricted Securities of the undersigned (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

During the Lock-Up Period, the undersigned acknowledges and agrees that each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

For the avoidance of any doubt, the undersigned shall retain all rights as a stockholder of Holdco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote.

Notwithstanding anything to the contrary contained herein, in the event that the Master Transaction Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the undersigned hereunder shall automatically terminate and be of no further force or effect.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, permitted assigns, heirs or personal representatives of the undersigned.

All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Any and all remedies herein expressly conferred upon Holdco will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon Holdco, and the exercise by Holdco of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur and that Holdco would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy therefor. Accordingly, in addition to any other remedies available under this Agreement, the undersigned agrees that, prior to the termination of the Lock-Up Period, Holdco will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the undersigned’s breach of this Agreement and to enforce specifically the terms and provisions of this Agreement. The undersigned agrees that the undersigned will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that Holdco has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

This Agreement, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,
PS SPINE HOLDCO, LLC

By:	/s/ Marc. R. Viscogliosi
Name:	Marc R. Viscogliosi
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]